EXHIBIT 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-234108 on Form S-4 of our report dated July 25, 2019, relating to the consolidated financial statements of Dow Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting policy from expensing asbestos-related defense and processing costs as incurred to the accrual of asbestos-related defense and processing costs when probable of occurring and estimable and a change in the method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue From Contracts with Customers) appearing in the Current Report on Form 8-K dated July 25, 2019, filed jointly by Dow Inc. and The Dow Chemical Company, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Midland, Michigan
October 18, 2019